UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 27, 2020

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270

Lincolnshire, IL 60069

Telephone: (847) 808-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2020, Melvin Flanigan resigned from his role as Chief Financial Officer and Secretary of Camping World Holdings, Inc. (the “Company”), effective June 30, 2020, for personal reasons. Also on May 27, 2020, the Company’s Board of Directors (the “Board”) appointed Karin Bell as Chief Financial Officer of the Company, effective July 1, 2020. Effective July 1, 2020, Ms. Bell will also serve as the principal financial officer and principal accounting officer of the Company.

Ms. Bell, 60, has served as the Company’s Chief Accounting Officer since September 2019. Ms. Bell’s career with the Company started in May 2003 as the Chief Accounting Officer and Secretary/Treasurer for FreedomRoads, LLC (“FreedomRoads”), an indirect subsidiary of the Company, and Ms. Bell became FreedomRoad’s Chief Financial Officer and Secretary/Treasurer in December 2018. Ms. Bell was one of the first employees of FreedomRoads along with the Company’s CEO and Chairman, Marcus Lemonis. Prior to joining FreedomRoads, Ms. Bell was the Senior Vice President and Treasurer of First Security Holding LP, a niche market commercial mortgage conduit lender that also provided investor reporting services for the structured finance industry, from 1992 to 1998. Ms. Bell has also held positions with Laventhol & Horwath and Altschuler, Melvoin & Glasser, both public accounting firms, from 1982 through 1992. Ms. Bell received a B.S. in Accountancy from the University of Illinois in Champaign-Urbana in 1982.

On or prior to July 1, 2020, the Company intends to enter into an employment agreement with Ms. Bell (the “Employment Agreement”) pursuant to which Ms. Bell will agree to serve as the Chief Financial Officer of the Company for a term ending December 31, 2023. Under the terms of the Employment Agreement, Ms. Bell will be entitled to receive an annual base salary of $350,000, and will be eligible to receive an annual performance-based cash bonus with a target bonus of 150% of her annual base salary, payable upon the attainment of certain performance goals established by the Board. The Employment Agreement will provide that if Ms. Bell’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Ms. Bell for a material default of the Employment Agreement by the Company, then, subject to her timely execution and non-revocation of the Company’s standard form of release of claims agreement, Ms. Bell will be entitled to receive a severance payment equal to the sum of her annual base salary and annual target bonus, payable over the 12-month period following such termination, as well as a pro-rata target bonus for the year of termination, payable within 90 days following such termination, and 18 months of Company-paid health insurance benefits following such termination. Pursuant to the Employment Agreement, Ms. Bell will also agree to (i) refrain from engaging in competition with the Company while employed and following her termination of employment other than due to a breach of the Employment Agreement by the Company for a period of 18 months, (ii) refrain from soliciting employees, consultants, advisors or agents of the Company or any of its affiliates while employed and for a period of 12 months following her termination of employment for any reason, and (iii) comply with customary confidentiality obligations.

On or prior to July 1, 2020, the Company also intends to enter into a consulting agreement with Mr. Flanigan (the “Consulting Agreement”) pursuant to which Mr. Flanigan will agree to provide transition consulting services to the Company through December 31, 2020. Under the terms of the Consulting Agreement, Mr. Flanigan will be entitled to receive a consulting fee of $437,500, payable in equal monthly installments during the consulting period, as well as accelerated vesting of 61,667 of his outstanding restricted stock units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Brent L. Moody
Name:	Brent L. Moody
Title:	President

Date: June 1, 2020